                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): April 20, 1994


             The Stanley Works
          (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053

(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(203) 225-5111




                         Not Applicable
(Former name or former address, if changed since last report)

     Item 5.   Other Events.


               1. On April 20, 1994, the Registrant issued a press release.

               Attached as Exhibit (21)(i) is a copy of the Registrant's press release. This Exhibit is incorporated herein by reference.


     Item 7.   Financial Statements, Pro Forma Financial
               Information and Exhibits.


               (21)(i)   Press release dated April 20, 1994
                         reporting on Stanley's first quarter
                         sales and earnings.

                                   SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized



                         THE STANLEY WORKS



                         By: \s\Stephen S. Weddle
                         Name:  Stephen S. Weddle
                         Title: Vice President, General
                                   Counsel and Secretary



Date:  April 26, 1994

                                                              Exhibit (21)(i)
                                                   April 20, 1994

STANLEY REPORTS IMPROVED FIRST QUARTER SALES AND EARNINGS

New Britain, Connecticut...The Stanley Works announced today improve-ments in first quarter sales and earnings. Richard H. Ayers, Chairman and Chief Executive Officer, noted, "First quarter sales of $586 million were the highest first quarter sales ever experienced by Stanley and represented a 6% increase over the prior year. Net earnings of $26 million represented an 11% increase over first quarter 1993 and was slightly higher than the record set in the first quarter 1989. These improvements are the result not only of strengthening markets, but of our continued focus on operational excellence."

Net sales growth was generated primarily by unit volume increases, the most significant of which was in the U.S. Only minor price increases were realized increasing sales by 1%; however, this increase was offset by the negative effects of currency. The incre-mental effect of acquisitions increased sales by an additional 1%.

First quarter earnings per share of $.57 represented a 12% increase over comparable earnings per share of $.51 reported in 1993. The
$.51 per share reported for 1993 excludes the effects of the accounting change for FAS 112.

Gross margins improved to 32.7% from 32.3% in the prior year quarter. The improvement in margins was even more notable when compared with 31.2% reported in the fourth quarter 1993. Manufacturing effi-ciencies achieved from increased volume, especially in our Mechanics Tools division, were principally responsible for the improvement. Operating expenses were also reduced, as a percent of sales, to 22.8% compared with 23.5% in the first quarter 1993.

Interest-net expenses of $7 million were 1.3% of first quarter sales, generally consistent with the prior year. Other-net expenses for the period were $9 million compared with $4 million in the same quarter a year ago. Included in Other-net in 1993 was a pretax gain of $24 million ($.33 per share) from the sale of a non-operating asset and charges of $22.7 million ($.31 per share) for contingency reserves.

GEOGRAPHIC AREAS Net sales in the U.S. were up 6%, principally from internal growth. The U.S. industrial, engineered and construction
markets continued to exhibit strong growth.   Price increases of 1%
were offset by the net incremental effects of acquisitions and divestitures.

Net sales in Europe for the first quarter were 6% higher than last year, reflecting a 3% unit volume increase primarily within the consumer tools businesses. Recent acquisitions increased sales by 5%. Minor price increases added 1% to sales, while the currency effects of a stronger dollar decreased sales by 3%.

Net sales in Other Areas increased 5% for the quarter compared with the same period a year ago. Strong internal growth in the Pacific Rim more than offset continued weakness in Canada and Australia and resulted in a net 3% increase in unit sales. In addition, the incremental effect of acquisitions increased sales by 3%. The net effect of currency and price was a 1% decrease in sales. Operating profits of $6 million were lower than the prior year as a result of the integration costs associated with a recent acquisition.

SEGMENTS Net sales in the Tools segment increased 6% for the quarter primarily the result of internal growth in our industrial and engineered tools categories. Consumer tool businesses continued to experience only modest growth. Price increases of 1% were offset by the negative effects of currency. The incremental effect of acquisitions added 1% to sales. Operating profits increased 28% from the first quarter 1993 to $48 million. Operating profits reported in 1993 included approximately $4 million of restructuring charges. Operating margins of 11% were much improved over prior year margins reported of 9.1% (10.0% without the one-time charges).

Hardware segment net sales were 2% lower than first quarter sales reported a year ago. Unit volume declined by 2% and was the result of weak consumer activity in Canada and Europe and, to a lesser extent, in the U.S. Net price increases of 1% were offset by the
negative effects of currency.   Operating profits of $9 million
included costs associated with an earthquake that damaged our Chatsworth, California mirror manufacturing facility. Operating margins of 11.5% would have been 13.2% excluding the incurred property losses related to the earthquake. Operating margins in the first quarter 1993 were 13.6%.

Specialty Hardware sales for the first quarter 1994 were 13% higher than the first quarter of 1993. The gain was almost entirely the result of higher unit volume in the U.S. Operating margins, which are generally lower in the first quarter for this segment, were 4.7%, representing a significant improvement over margins of 1.2% reported last year. Prior year margins were depressed due to raw material cost increases, especially in wood, and manufacturing process problems.

OUTLOOK We consider the first quarter results to be early confirmation that our optimism for 1994 is well founded. Strength in the industrial and construction markets in the U.S. should continue to contribute to our results. We expect improving conditions in our consumer markets as the year progresses assuming that the interest rate environment remains favorable for homeowners and consumers. We continue to feel positive about the outlook for 1994.

Contact:  Patricia R. McLean
          Manager, Corporate Communications
          Telephone: 203-827-3833

               THE STANLEY WORKS AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF EARNINGS
                    (Millions of Dollars)

                                                        FIRST QUARTER
                                                        1994     1993

  Net Sales                                         $  585.7 $  553.4

  Costs and Expenses
       Cost of sales                                   394.4    374.7
       Selling, general and
          administrative                               133.8    130.1
       Interest - net                                    7.4      7.3
       Other - net                                       8.8      3.8
                                                      -------  -------
                                                       544.4    515.9
                                                      -------  -------
  Earnings Before Income Taxes
    and Cumulative Effect of
    Accounting Change                                   41.3     37.5

  Income Taxes                                          15.7     14.5
                                                      -------  -------
  Earnings Before Cumulative
    Effect of Accounting Change                         25.6     23.0

  Cumulative Effect of Accounting
    Change for Postemployment
    Benefits                                                     (8.5)
                                                      -------  -------
  Net Earnings                                      $   25.6 $   14.5
                                                      =======  =======
  Net Earnings Per Share of
       Common Stock:

      Before Cumulative Effect of
      Accounting Change                             $   0.57 $   0.51

      Cumulative Effect of
      Accounting Change                                         (0.19)
                                                      -------  -------
  Net Earnings Per Share of
       Common Stock                                 $   0.57 $   0.32
                                                      =======  =======

  Dividends per share                               $   0.34 $   0.33

  Average shares outstanding                          44,771   45,274
       (in thousands)

  See notes to consolidated financial statements.

                             THE STANLEY WORKS AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS
                                  (Millions of Dollars)

                                                     April 2    April 3
                                                        1994       1993
    ASSETS
    Cash and cash equivalents                       $    36.5  $    77.9
    Accounts receivable                                 389.6      388.8
    Inventories                                         327.5      321.7
    Other current assets                                 35.5       35.7
                                                      -------    -------
      Total current assets                              789.1      824.1

    Property, plant and equipment - net                 561.0      561.5
    Goodwill and other intangibles                      169.0      173.5
    Other Assets                                         77.6       75.8
                                                      -------    -------
                                                    $ 1,596.7  $ 1,634.9
                                                      =======    =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Notes payable                                   $    89.1  $   118.4
    Accounts payable                                     94.2       99.7
    Accrued expenses                                    178.0      221.5
                                                      -------    -------
       Total current liabilities                        361.3      439.6

    Long-term debt                                      380.1      369.0
    Other long-term liabilities                         161.0      153.3
    Shareholders' equity                                694.3      673.0
                                                      -------    -------
                                                    $ 1,596.7  $ 1,634.9
                                                      =======    =======



    See notes to consolidated financial statements.

                     THE STANLEY WORKS AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Millions of Dollars)

                                                            FIRST QUARTER
                                                              1994   1993

   Cash Provided By Operations
     Net Earnings                                           $ 25.6 $ 14.5
     Depreciation and amortization                            21.2   22.1
     Provision for postemployment benefits                           13.5
     Net gain on sale of non-operating asset                        (24.0)
     Other non-cash items                                      5.3    5.0
     Changes in operating assets
        and liabilities                                      (58.0) (35.5)
                                                             ------ ------
     Net cash used by
        operating activities                                  (5.9)  (4.4)

   Investing Activities
     Capital expenditures                                    (13.2) (14.5)
     Proceeds from sales of assets                             1.6    1.1
     Proceeds from sale of non-operating asset                       32.9
     Business acquisitions                                           (0.9)
     Other                                                    (0.3)   0.9
                                                             ------ ------
     Net cash provided (used) by
        investing activities                                 (11.9)  19.5

   Financing Activities
     Payments on long-term debt                               (0.5)  (1.3)
     Proceeds of long-term borrowings                                 0.1
     Net short-term bank financing                            38.2   24.8
     Proceeds from issuance of common stock                    0.3    0.4
     Purchase of common stock for treasury                          (26.5)
     Cash dividends on common stock                          (29.9) (15.0)
                                                             ------ ------
     Net cash provided (used) by
        financing activities                                   8.1  (17.5)

   Effect of Exchange Rate Changes on Cash                     2.5   (0.8)
                                                             ------ ------
   Decrease in Cash and
      Cash Equivalents                                        (7.2)  (3.2)

   Cash and Cash Equivalents,
      Beginning of Period                                     43.7   81.1
                                                             ------ ------
   Cash and Cash Equivalents,
      End of First Quarter                                  $ 36.5 $ 77.9
                                                             =====  =====

    See notes to consolidated financial statements.

                          THE STANLEY WORKS AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF CHANGES
                                 IN SHAREHOLDERS' EQUITY
                                 (Millions of Dollars)

                                                    THREE MONTHS
                                                  1994       1993


    Balance at beginning of year              $   680.9  $   696.3

    Net earnings                                   25.6       14.5

    Currency translation adjustment                (1.7)       0.1

    Cash dividends declared                       (15.2)     (15.0)

    Net issuance of Common Stock                    2.6      (24.9)

    ESOP debt                                       2.1        2.0
                                                 -------    ------
    Balance at end of first quarter           $   694.3  $   673.0
                                                 =======    ======






    See notes to consolidated financial statements.

                           THE STANLEY WORKS AND SUBSIDIARIES
                              BUSINESS SEGMENT INFORMATION
                                     (Millions of Dollars)

                                                      FIRST  QUARTER
                                                      1994       1993
  INDUSTRY SEGMENTS

  Net Sales
    Tools
       Consumer                                   $   162.6  $   158.9
       Industrial                                     130.5      115.2
       Engineered                                     148.6      141.8
                                                    --------   --------
            Total Tools                               441.7      415.9
    Hardware                                           77.6       78.9
    Specialty Hardware                                 66.4       58.6
                                                    --------   --------
         Consolidated                             $   585.7  $   553.4
                                                    ========   ========

  Operating Profit
    Tools                                         $    48.4  $    37.9
    Hardware                                            8.9       10.7
    Specialty Hardware                                  3.1        0.7
                                                    --------   --------
      Total                                            60.4       49.3
    Net corporate expenses                            (11.0)      (3.5)
    Interest expense                                   (8.1)      (8.3)
                                                    --------   --------
       Earnings before
         income taxes                             $    41.3  $    37.5
                                                    ========   ========

  GEOGRAPHIC AREAS

  Net Sales
    United States                                 $   420.2  $   396.7
    Europe                                             88.4       83.2
    Other Areas                                        77.1       73.5
                                                    --------   --------
         Consolidated                             $   585.7  $   553.4
                                                    ========   ========

  Operating Profit
    United States                                 $    44.8  $    33.7
    Europe                                              9.7        8.6
    Other Areas                                         5.9        7.0
                                                    --------   --------
         Total                                    $    60.4  $    49.3
                                                   ========   ========

  See notes to consolidated financial statements.

                 THE STANLEY WORKS AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In the consolidated statement of earnings for the first quarter of 1993, Other-net included a gain of $24.0 million ($.33 per share) from the sale of a portion of the company's investment in Max Co., Ltd. Also included in Other-net were additional charges for a fine levied by U.S. District Court in Missouri for $7.0 million ($.10 per share) and contingency reserves of $15.7 million ($.21 per share) related to product liability litigation, restructuring activities and environmental remediation.

Certain 1993 amounts in the Business Segment Information were reclassified to conform to the 1994 presentation.